EXHIBIT 4.6

EXECUTION COUNTERPART

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,
SECURITY AGREEMENT AND FIXTURE FILING

made by

ASCENDIA REAL ESTATE LLC
f/k/a Hermes Real Estate I LLC
(Mortgagor)

in favor of

WELLS FARGO FOOTHILL, INC.
as Agent for the First Lien Lenders and Bank Product Providers (as defined hereinbelow)
(Mortgagee)

Property Location:

54 Eldredge Street
100 Eldredge Street
and
214 Chenango Street
City of Binghamton, County of Broome, New York 13902

Dated as of February 9, 2007

THIS INSTRUMENT AFFECTS REAL AND PERSONAL PROPERTY SITUATED IN THE STATE OF NEW YORK, COUNTY OF BROOME, DESIGNATED AS SECTION 11, BLOCK 4, LOTS 96 AND 100 AND BLOCK AOO5, LOT 000 ON THE TAX MAP, AND KNOWN BY THE STREET ADDRESSES 54 ELDREDGE STREET, 100 ELDREDGE STREET AND 214 CHENANGO STREET, CITY OF BINGHAMTON, BROOME COUNTY, NEW YORK.

THE MAXIMUM PRINCIPAL INDEBTEDNESS SECURED HEREBY IS $4,375,000.00 TOGETHER WITH AMOUNTS ADVANCED BY MORTGAGEE TO PROTECT ITS LIEN AS PROVIDED HEREIN.

This Mortgage Was Prepared By and When Recorded, Return to:

Bingham McCutchen LLP
399 Park Avenue
New York, New York 10022
Attention: Mark B. Joachim, Esq.
Ref. No.:   3004422.0000322439

i

TABLE OF CONTENTS
(Cont’d.)

ii

TABLE OF CONTENTS
(Cont’d.)

iii

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,
SECURITY AGREEMENT AND FIXTURE FILING

               THIS MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (hereinafter, together with any and all amendments, supplements, modifications or restatements of any kind, referred to as this “Mortgage”), is made as of February 9, 2007, by ASCENDIA REAL ESTATE LLC, a New York limited liability company f/k/a Hermes Real Estate I LLC, having its principal place of business at 100 Eldredge Street, Binghamton, New York 13902 (the “Mortgagor”), in favor of WELLS FARGO FOOTHILL, INC., a California corporation, having an office at One Boston Place, 18th Floor, Boston, MA 02108, as Agent for the First Lien Lenders and Bank Product Providers (as hereinafter defined) (together with their respective successors and assigns in such capacity, if any, collectively, the “Mortgagee”).

R E C I T A L S:

               WHEREAS, Mortgagor is the owner and holder of fee simple title in and to the Land (as hereinafter defined) described on Exhibit A attached hereto and made a part hereof;

               WHEREAS, pursuant to that certain Credit Agreement dated as of February 9, 2007 (as amended, restated, supplemented, renewed, extended, replaced or otherwise modified from time to time, including all schedules thereto, the “Credit Agreement”) by and among the Mortgagee and the lenders identified on the signature pages thereof (the Mortgagee and such lenders, together with their respective successors and permitted assigns and such other Persons as become lenders under the Credit Agreement, are referred to hereinafter collectively as the “Lenders,” and individually, as a “Lender”) and Ascendia Brands, Inc. and certain of its subsidiaries, the Lenders agreed to extend credit to the Borrowers (as such term is defined in the Credit Agreement) as more particularly described therein;

               WHEREAS, Mortgagor will derive economic benefit from the transactions contemplated by the Credit Agreement and, in order to induce Lenders to extend credit to the Borrowers as set forth in the Credit Agreement, Mortgagor has agreed to grant to Mortgagee a security interest in and a first mortgage lien upon the Mortgaged Property (as hereinafter defined) to secure the payment and performance of all of the Obligations (as defined in the Credit Agreement).

               NOW, THEREFORE, in order to comply with the terms and conditions of the Credit Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor hereby agrees with Mortgagee as follows:

ARTICLE I

DEFINITIONS

               Section 1.01.  Terms Defined Above. As used in this Mortgage, the terms defined in the introductory paragraph to this Mortgage and in the Recitals set forth above shall have the meanings respectively assigned to such terms in such paragraph and Recitals.

               Section 1.02.  Definitions. As used herein, the following terms shall have the following meanings:

               “Applicable UCC” means the Uniform Commercial Code as presently in effect in the State or Commonwealth where the Mortgaged Property is located.

               “Buildings” means any and all buildings, structures, garages, utility sheds, workrooms, air conditioning towers, open parking areas and other improvements, and any and all additions, alterations, betterments or appurtenances thereto, now or at any time hereafter situated, placed or constructed upon the Land or any part thereof.

               “Default Rate” means the interest rate per annum set forth in Section 2.6(c) of the Credit Agreement.

               “Event of Default” has the meaning ascribed to such term in the Credit Agreement.

               “Fixtures” means all materials, supplies, equipment, apparatus and other items of personal property now or hereafter acquired by Mortgagor and incorporated into the Mortgaged Property so as to constitute fixtures under the Applicable UCC or otherwise under the laws of the State or Commonwealth in which such items are located.

               “Governmental Authority” shall mean shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

               “Governmental Requirements” means any and all present and future judicial decisions, statutes, rulings, rules, regulations, permits, certificates or ordinances of any Governmental Authority in any way applicable to Mortgagor or the Mortgaged Property, including the ownership, use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction thereof.

               “Impositions” means any and all real estate and personal property taxes; water, gas, sewer, electricity and other utility rates and charges; charges for any easement, license or agreement maintained for the benefit of the Mortgaged Property; and any and all other taxes, charges and assessments, whether general or special, ordinary or extraordinary, foreseen or unforeseen, of any kind and nature whatsoever which at any time prior to or after the execution hereof may be assessed, levied or imposed upon the Mortgaged Property or the ownership, use, occupancy, benefit or enjoyment thereof, together with any interest, costs or penalties that may become payable in connection therewith.

               “Indemnified Parties” means, with respect to any Person entitled to the benefit of an indemnity, such Person and its officers, directors, shareholders, partners, members, managers, employees, agents, representatives, attorneys, accountants and experts. The term “Indemnified Party” means any one of such Persons.

               “Land” means the real property or interest therein described in Exhibit A attached hereto, and all rights, titles and interests appurtenant thereto.

               “Leases” means any and all leases, master leases, subleases, licenses, concessions or other agreements (whether written or oral, and whether now or hereafter in effect) which grant to third Persons a possessory interest in and to, or the right to use, all or any part of the Mortgaged Property, together with all security and other deposits made in connection therewith and any guarantee of the obligations of the landlord or the tenant thereunder.

               “Lenders” has the meaning ascribed to such term in the second recital hereof.

               “License” has the meaning assigned to such term in Section 3.02(a) hereof.

               “Loan Documents” has the meaning ascribed to such term in the Credit Agreement.

               “Losses” means all obligations, damages, claims, causes of action, costs, fines, fees, charges, penalties, deficiencies, losses, diminutions in value, expenses (including court costs, fees and expenses of attorneys, accountants, consultants and other experts) and other liabilities, and, with respect to any indemnity, includes all attorneys’ fees and expenses in connection with the enforcement and collection of such indemnity. The term “Loss” means any such Losses.

               “Mortgaged Property” means all of Mortgagor’s right, title, interest and estate, whether now owned or hereafter acquired, in and to the Land, the Buildings, the Fixtures and the Personalty together with:

(i)	all rights, privileges, tenements, hereditaments, rights-of-way, easements, air rights, development rights or credits, zoning rights, appendages and appurtenances in anywise appertaining thereto, and all right, title and interest of Mortgagor in and to any streets, ways, alleys, strips or gores of land adjoining the Land or any part thereof, and all right, title and interest of Mortgagor, if any, in and to all rights, royalties and profits with respect to all minerals, coal, oil, gas and other substances of any kind or character on or underlying the Land, together with all right, title and interest of Mortgagor in and to all water and water rights (whether riparian, appropriative or otherwise and whether or not appurtenant);

(ii)	all rights of Mortgagor (but not its obligations) under any contracts and agreements, including, without limitation, construction contracts and architectural agreements, relating to the Land, the Buildings, the Fixtures or the Personalty;

(iii)	all of Mortgagor’s right, title and interest in and to all permits, licenses, franchises, certificates, authorizations, consents, approvals and other rights and privileges (each, a “Permit”) obtained in connection with the Land, the Buildings, the Fixtures or the Personalty or the use or operation thereof;

(iv)	all of Mortgagor’s right, title and interest in and to all plans and specifications, designs, schematics, drawings and other information, materials and matters heretofore or hereafter prepared relating to the Land, the Buildings, the Fixtures or the Personalty;

(v)	all of Mortgagor’s right, title and interest in and to all proceeds arising from or by virtue of the sale, lease or other disposition of the Land, the Buildings, the Fixtures or the Personalty or any part thereof or any interest therein or from the operation thereof;

(vi)	all of Mortgagor’s right, title and interest in and to all Leases now or hereafter in effect and all Rents, royalties, bonuses, issues, profits, revenues or other benefits arising from or attributable to the Land, the Buildings, the Fixtures or the Personalty;

(vii)	all of Mortgagor’s right, title and interest in and to all betterments, additions, alterations, appurtenances, substitutions, replacements and revisions to the Land, the Buildings, the Fixtures or the Personalty and all reversions and remainders relating thereto;

(viii)	all of Mortgagor’s right, title and interest in and to all claims, awards, payments, remuneration, settlements or compensation now or hereafter made by any Governmental Authority pertaining to, and all other proceeds of, any taking, conversion, or like act, whether voluntary or involuntary, of any of the Land, the Buildings, the Fixtures, the Personalty or any of the property and rights described in the foregoing clauses (i) through (vii), including those arising from or attributable to any vacation of, or change of grade in, any streets affecting the Land or the Buildings, and all insurance and tort claims, refunds of real estate taxes and assessments, rent claims and other obligations dischargeable in cash or cash equivalents; and

(ix)	all other property and rights of Mortgagor of every kind and character relating to and/or used or to be used in connection with the foregoing, and all proceeds and products of any of the foregoing.

As used in this Mortgage, the term “Mortgaged Property” shall be expressly defined as meaning all or, where the context permits or requires, any portion of the above, and all or, where the context permits or requires, any interest therein.

               “Obligations” has the meaning assigned to such term in the Credit Agreement.

               “Permitted Liens” has the meaning assigned to such term in the Credit Agreement.

               “Personalty” means all of Mortgagor’s right, title and interest in and to all furniture, furnishings, equipment, machinery, goods, general intangibles, money, insurance proceeds, contract rights, option rights, inventory, together with all refundable, returnable or reimbursable fees, deposits or other funds or evidences of credit or indebtedness deposited by or on behalf of Mortgagor with any Governmental Authority, boards, corporations, providers of utility services, public or private including all refundable, returnable or reimbursable tap fees, utility deposits, commitment fees and development costs, and all other personal property (other than Fixtures) of any kind or character, and including all such property that is now or hereafter located or to be located upon, within or about the Land and the Buildings, or which are or may be used in or related to the planning, development, financing or operation of the Mortgaged Property, together with all accessories, replacements and substitutions thereto or therefor and the proceeds thereof.

               “Principal Balance” has the meaning assigned to such term in Section 7.02 hereof.

               “Rents” means all of the rents, revenues, income, proceeds, issues, profits, security and other types of deposits (after Mortgagor acquires title thereto), and other benefits paid or payable by parties (other than Mortgagor) for using, leasing, licensing, possessing, operating from, residing in, benefiting from or otherwise enjoying all or any part of the Land, the Buildings, the Fixtures and/or the Personalty.

               Section 1.03.  Terminology; Other Defined Terms. Any capitalized term used in this Mortgage and not otherwise defined herein shall have the meaning assigned to such term in the Credit Agreement or the other Loan Documents, as the case may be.

ARTICLE II

GRANT OF LIEN AND SECURITY INTEREST

               Section 2.01.  Grant of Lien. To secure the full and timely payment, performance and discharge of all of the Obligations (but as limited by this Mortgage), Mortgagor hereby irrevocably GRANTS, BARGAINS, SELLS, ASSIGNS, TRANSFERS, MORTGAGES, CONVEYS AND CONFIRMS unto Mortgagee, WITH POWER OF SALE and right of entry and possession, for the use and benefit of Mortgagee, acting on its own behalf and as agent for the Lenders, all right, title, interest and estate in, to and under the Mortgaged Property, subject, however, to the Permitted Liens; TO HAVE AND TO HOLD the Mortgaged Property unto Mortgagee, subject to the terms and conditions of this Mortgage, with POWER OF SALE, forever, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee against every Person whomsoever lawfully claiming or to claim the same or any part thereof; provided, however, that if Mortgagor shall pay (or cause to be paid) and perform and discharge (or cause to be performed and discharged) all of the Obligations on or before the date on which the same are to be paid, performed and discharged; in accordance with the Credit Agreement, then the liens, estates and rights granted by this Mortgage shall cease and terminate.

               Section 2.02.  Grant of Security Interest. This Mortgage shall be construed as a mortgage on the Land and the Buildings and it shall also constitute and serve as a “security agreement” within the meaning of, and shall constitute a first and prior security interest under, the Applicable UCC with respect to the Personalty and the Fixtures. To this end, Mortgagor by these presents does GRANT, BARGAIN, CONVEY, ASSIGN, SELL, TRANSFER AND SET OVER unto Mortgagee, acting on its own behalf and as agent for the Lenders, a security interest in all of Mortgagor’s right, title and interest in, to and under the Personalty and the Fixtures, to secure the full and timely payment, performance and discharge of the Obligations (but as limited by this Mortgage). Mortgagor hereby consents to Mortgagee filing and recording financing statements (and continuations thereof) with the appropriate filing and recording offices in order to perfect (and maintain the perfection of) the security interests granted herein.

               Section 2.03.  No Obligation of Mortgagee. The assignment and security interest herein granted to Mortgagee shall not be deemed or construed to constitute Mortgagee as a mortgagee-in-possession of the Mortgaged Property, obligate Mortgagee to lease the Mortgaged Property or attempt to do the same, or to take any action, incur any expense or perform or discharge any obligation, duty or liability whatsoever.

               Section 2.04.  Fixture Filing. Without in any manner limiting the generality of any of the other provisions of this Mortgage: (a) some portions of the goods described or to which reference is made herein are or are to become fixtures on the Land described or to which reference is made herein or on Exhibit A attached to this Mortgage; (b) this Mortgage is to be filed of record in the real estate records as a financing statement and shall constitute a “fixture filing” for purposes of the Applicable UCC; and (c) Mortgagor is the record owner of the real estate or interests in the real estate constituting the Mortgaged Property hereunder. Information concerning the security interest herein granted may be obtained at the addresses set forth on the first page hereof. The addresses of the Secured Party (Mortgagee) and of the Debtor (Mortgagor) are set forth on the first page hereof. In that regard, the following information is provided:

Name of Debtor:	ASCENDIA REAL ESTATE LLC

Type of Organization:	Limited Liability Company

State:	New York

FEIN:	91-2192435

Organizational ID Number:	030529000006

Name of Secured Party:	Wells Fargo Foothill, Inc., as Agent for the First Lien Lenders and Bank Product Providers

Address of Secured Party:	One Boston Place, 18th Floor, Boston, MA 02108.

               Section 2.05. Maximum Principal Amount Secured.

ANYTHING CONTAINED IN THIS MORTGAGE TO THE CONTRARY NOTWITHSTANDING: (A) THE MAXIMUM AMOUNT OF PRINCIPAL INDEBTEDNESS SECURED BY THIS MORTGAGE AT EXECUTION OR WHICH UNDER ANY CONTINGENCY MAY BECOME SECURED HEREBY AT ANY TIME HEREAFTER IS FOUR MILLION THREE HUNDRED SEVENTY FIVE THOUSAND AND NO/100 DOLLARS ($4,375,000.00), PLUS INTEREST THEREON, PLUS AMOUNTS EXPENDED BY MORTGAGEE FOLLOWING THE OCCURRENCE OF AN EVENT OF DEFAULT HEREUNDER TO MAINTAIN THE LIEN OF THIS MORTGAGE OR TO PROTECT THE PROPERTY SECURED BY THIS MORTGAGE, INCLUDING, WITHOUT LIMITATION, AMOUNTS IN RESPECT OF INSURANCE PREMIUMS, REAL ESTATE TAXES AND LITIGATION EXPENSES TO PROSECUTE OR DEFEND THE RIGHTS, REMEDIES AND LIEN OF THIS MORTGAGE OR TITLE TO THE PROPERTY SECURED HEREBY.

ARTICLE III

ASSIGNMENT OF LEASES AND RENTS

               Section 3.01. Assignment. For Ten Dollars ($10.00) and other good and valuable consideration, including the indebtedness evidenced by the Credit Agreement, the receipt and sufficiency of which are hereby acknowledged and confessed, Mortgagor has presently, absolutely and irrevocably GRANTED, BARGAINED, SOLD, ASSIGNED, TRANSFERRED, CONVEYED and CONFIRM, and by these presents does presently, absolutely and irrevocably GRANT, BARGAIN, SELL, ASSIGN, TRANSFER, CONVEY and CONFIRM, unto Mortgagee, acting on its own behalf and as agent for the Lenders, pursuant to the Credit Agreement, as security for the payment, performance and discharge of the Obligations (but as limited by this Mortgage), all of the Leases and Rents (if any), subject only to the Permitted Liens and the License (as hereinafter defined); TO HAVE AND TO HOLD the Leases and the Rents unto Mortgagee, forever, and Mortgagor does hereby bind itself, its successors and assigns to warrant and forever defend the title to the Leases and the Rents unto Mortgagee against every Person whomsoever lawfully claiming or to claim the same or any part thereof; provided, however, that if Mortgagor shall pay (or cause to be paid) and perform and discharge (or cause to be performed and discharged) all of the Obligations on or before the date on which the same are to be paid, performed and discharged in accordance with the Credit Agreement, then this assignment shall terminate, and all rights, titles and interests conveyed pursuant to this assignment shall become vested in Mortgagor.

               Section 3.02.  Revocable License.

               (a)     Mortgagee hereby grants to Mortgagor a revocable license (the “License”), nonexclusive with the rights of Mortgagee reserved in Sections 3.02(b), 3.04 and 3.05 hereof, to exercise and enjoy all incidences of the status of a lessor under the Leases and the Rents, including, without limitation, the right to collect, demand, sue for, attach, levy, recover and receive the Rents and to give proper receipts, releases and acquittances therefor. Mortgagor hereby agrees to receive all Rents and hold the same as a trust fund to be applied, and to apply the Rents so collected, except to the extent otherwise provided in the Credit Agreement, first to the payment, performance and discharge of the Obligations and then to the payment of the Impositions.

               (b)     If an Event of Default shall occur and be continuing, the License shall immediately and automatically terminate without the necessity of any action by Mortgagee or any other Person, and Mortgagee shall have the right in such event to exercise the rights and remedies provided under this Mortgage or otherwise available to Mortgagee under applicable law. Upon demand by Mortgagee at any time that an Event of Default shall have occurred, Mortgagor shall promptly pay to Mortgagee all security deposits under the Leases and all Rents allocable to any period commencing from and after the occurrence of such Event of Default. Any Rents received hereunder by Mortgagee shall be applied and disbursed to the payment, performance and discharge of the Obligations, subject to the terms of the Credit Agreement; provided, however, that, subject to any applicable requirement of law, any security deposits actually received by Mortgagee shall be held, applied and disbursed as provided in the applicable Leases.

               Section 3.03.  Enforcement of Leases. Mortgagor shall (a) with respect to Leases to which a non-affiliate of Mortgagor is a party, submit to Mortgagee for approval prior to the execution thereof or consent thereto, as applicable, any and all proposed Leases (including subleases provided to Mortgagor for approval) for any portion of the Land that exceeds five thousand (5,000) square feet; (b) perform and comply with any and all representations, warranties, covenants and agreements expressed as binding upon the lessor under any Lease in all material respects; (c) provide Mortgagee with prompt notice of each notice of a material default sent to a tenant under a Lease, provide Mortgagee with prompt notice of each notice of default received from (or relating to) a tenant under a Lease, and otherwise promptly reasonably indicate that a material default or termination of a Lease may occur (other than by reason of the expiration of the term of such Lease); (d) appear in and defend any action or proceeding in any manner connected with any of the Leases; (e) deliver to Mortgagee true and complete copies of all Leases; and (f) deliver to Mortgagee all such further information, and execute and deliver to Mortgagee such further assurances and assignments, with respect to the Leases as Mortgagee may from time to time reasonably request. Without Mortgagee’s prior written consent (which consent shall not be unreasonably withheld or delayed), Mortgagor shall not (i) do or knowingly permit to be done anything to materially impair the value of any of the Leases; (ii) except for security or similar deposits, collect any of the Rent more than one (1) month in advance of the time when the same becomes due under the terms of any Lease; (iii) discount any future accruing Rents; (iv) amend or modify any material term of any Lease, or accept the surrender of or terminate any of the Leases; or (v) assign or grant a security interest in or to the License or any of the Leases or Rents.

               Section 3.04.  Direction to Tenants. Upon and at any time following the occurrence and during the continuance of an Event of Default, Mortgagor hereby authorizes and directs, and shall, at the direction of Mortgagee, further authorize and direct, in writing, the tenant under each Lease to pay directly to, or as directed by, Mortgagee all Rents accruing or due under its Lease, without proof to the tenant of the occurrence and continuance of such Event of Default. Mortgagor hereby authorizes the tenant under each Lease to rely upon and comply with any notice or demand from Mortgagee for payment of Rents to Mortgagee, and Mortgagor shall have no claim against any tenant for Rents paid by such tenant to Mortgagee pursuant to such notice or demand. All Rents actually collected by Mortgagee pursuant to this Section 3.04 shall be applied in accordance with Section 7.16.

               Section 3.05.  Appointment of Attorney-in-Fact.

               (a)     Mortgagor hereby constitutes and appoints Mortgagee the true and lawful attorney-in-fact, coupled with an interest, of Mortgagor and Mortgagor hereby confers upon Mortgagee the right, in the name, place and stead of Mortgagor, to, upon the occurrence and during the continuance of an Event of Default, demand, sue for, attach, levy, recover and receive any of the Rents and any premium or penalty payable upon the exercise by any third Person under any Lease of a privilege of cancellation originally provided in such Lease and to give proper receipts, releases and acquittances therefor and, after deducting expenses of collection, to apply the net proceeds as provided in the Credit Agreement. Upon the occurrence and during the continuance of an Event of Default, Mortgagor hereby authorizes and directs any such third Person to deliver such payment to Mortgagee in accordance with this Article III, and Mortgagor hereby ratifies and confirms all that its said attorney-in-fact, the Mortgagee, shall do or cause to be done in accordance with this Mortgage and by virtue of the powers granted hereby. The foregoing appointment is irrevocable and continuing, and such rights, powers and privileges shall be exclusive in Mortgagee, and its successors and assigns, so long as any part of the Obligations remains unpaid or unperformed and undischarged.

               (b)     Mortgagor hereby constitutes and appoints Mortgagee the true and lawful attorney-in-fact, coupled with an interest, of Mortgagor and Mortgagor hereby confers upon Mortgagee the right, in the name, place and stead of Mortgagor, upon and at any time following the occurrence, and during the continuance of, an Event of Default, to subject and subordinate at any time and from time to time any Lease or any part thereof to the lien, assignment and security interest of this Mortgage and to the terms hereof, or to any other mortgage, deed of trust, assignment or Credit Agreement, or to any ground lease or surface lease, with respect to all or a portion of the Mortgaged Property, or to request or require such subordination, where such reservation, option or authority was reserved to Mortgagor under any such Lease, or in any case where Mortgagor otherwise would have the right, power or privilege so to do. The foregoing appointment is irrevocable and continuing, and such rights, powers and privileges shall be exclusive in Mortgagee, and its successors and assigns, so long as any part of the Obligations remains unpaid or unperformed and undischarged. Mortgagor hereby represents and warrants that it has not at any time prior to the date hereof exercised (or appointed any Person as attorney-in-fact to exercise [which appointment is in force and effect as of the date hereof]) any of the rights described in this Section 3.05, and Mortgagor hereby covenants not to exercise (or appoint any other Person as attorney-in-fact to exercise) any such right, nor (except at Mortgagee’s written request) to subordinate any such Lease to the lien of this Mortgage or to any other mortgage, deed of trust, assignment or Credit Agreement or to any ground lease or surface lease.

               Section 3.06.  No Liability of Mortgagee. Neither the acceptance hereof nor the exercise of the rights and remedies hereunder nor any other action on the part of Mortgagee or any Person exercising the rights of Mortgagee or any Lender hereunder shall be construed to (a)

be an assumption by Mortgagee or any such Person or to otherwise make Mortgagee or such Person liable or responsible for the performance of any of the Obligations of Mortgagor under or with respect to the Leases or for any Rent, security deposit or other amount delivered to Mortgagor, provided that Mortgagee or any such Person exercising the rights of Mortgagee shall be accountable for any Rents, security deposits or other amounts actually received by Mortgagee or such Person, as the case may be; or (b) obligate Mortgagee or any such Person to take any action under or with respect to the Leases or with respect to the Mortgaged Property, to incur any expense or perform or discharge any duty or obligation under or with respect to the Leases or with respect to the Mortgaged Property, to appear in or defend any action or proceeding relating to the Leases or the Mortgaged Property, to constitute Mortgagee as a mortgagee-in-possession (unless Mortgagee actually enters and takes possession of the Mortgaged Property), or to be liable in any way for any injury or damage to Persons or property sustained by any Person in or about the Mortgaged Property, other than to the extent caused by the gross negligence or willful misconduct of Mortgagee or any Person exercising the rights of Mortgagee hereunder.

               Section 3.07.  Mortgagor’s Indemnities. Mortgagor hereby agrees to protect, indemnify and hold harmless Mortgagee and each Indemnified Party related to Mortgagee from and against any and all Losses which Mortgagee or Indemnified Party may incur under or by reason of this Article III, or for any action taken by Mortgagee or any such other Lender or Indemnified Party hereunder, or by reason or in defense of any and all claims and demands whatsoever which may be asserted against Mortgagee or Indemnified Party arising out of the Leases, including, without limitation, any claim by any third Person for credit on account of Rents paid to and received by Mortgagor, but not delivered to Mortgagee or its agents, representatives or employees, for any period under any Lease more than one (1) month in advance of the due date thereof. The foregoing indemnity shall not include, in any case, such Loss as may result from the gross negligence or willful misconduct of Mortgagee or any Indemnified Party. In the event that Mortgagee or any of the other Lenders or any Indemnified Party incurs any Losses covered by the indemnity set forth in this Section 3.07, the amount thereof, including reasonable attorneys’ fees, with interest thereon at the Default Rate, shall be payable by Mortgagor to Mortgagee within ten (10) business days after demand therefor, and shall be secured hereby and by all other security for the payment and performance of the Obligations, including, without limitation, the lien and security interest of this Mortgage. The liabilities of Mortgagor as set forth in this Section 3.07 shall survive the termination of this Mortgage and the repayment of the Obligations.

               Section 3.08.  No Modification of Mortgagor’s Obligations. Nothing herein contained shall modify or otherwise alter the obligation of Mortgagor to make prompt payment of all Obligations as and when the same become due, regardless of whether the Rents described in this Article III are sufficient to pay the Obligations, and the security provided to Mortgagee pursuant to this Article III shall be cumulative of all other security of any and every character now or hereafter existing to secure payment of the Obligations.

               Section 3.09.  Rights with Respect to Leases. With respect to the foregoing, reference is made to Section 291-f of the New York Real Property Law and the benefits of such Section 291-f shall apply hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

               Mortgagor hereby unconditionally represents and warrants to Mortgagee as follows:

               Section 4.01. Title to Mortgaged Property and Lien of this Mortgage. Mortgagor has good and marketable fee simple title to the Land and the Buildings, and has good, marketable and indefeasible title to the Fixtures, the Personalty and the other Mortgaged Property. The Mortgaged Property is free and clear of any and all liens, charges, encumbrances, security interests and adverse claims whatsoever, except for liens, charges, encumbrances, security interests and adverse claims specifically identified as exceptions in the policy of title insurance accepted by Mortgagee in connection herewith and Permitted Liens.

               Section 4.02. Power to Create Lien and Security. Mortgagor has full power and authority to grant, bargain, sell, assign, transfer, mortgage and convey a lien and security interest in all of the Mortgaged Property in the manner and form herein provided and without obtaining the authorization, approval, consent or waiver of any grantor, lessor, sublessor, Governmental Authority or other Person whomsoever.

               Section 4.03.  Credit Agreement and Loan Documents. Mortgagor has received a copy of and is fully familiar with the terms and provisions of the Credit Agreement and the other Loan Documents. All representations and warranties made by Mortgagor in the Credit Agreement and the other Loan Documents are incorporated herein by reference and are hereby made by Mortgagor as to itself and the Mortgaged Property as though such representations and warranties were set forth at length herein as the representations and warranties of Mortgagor.

               Section 4.04.  Compliance with Laws. All of the improvements on the Land (i) comply with all material requirements of all applicable laws and ordinances with respect to zoning, subdivision, construction, building and land use, including, without limitation, requirements with respect to parking, access and certificates of occupancy (and similar certificates) and (ii) comply with, and shall remain in compliance with, applicable health, fire and building codes; all of the Buildings lie wholly within the boundaries and building restriction lines of the Land; no improvements on adjoining properties encroach upon the Land, and no easements or other encumbrances upon the Land encroach upon or under any of the Buildings or any portion of the Mortgaged Property except as set forth in that certain title commitment issued by Counsel Abstract (File No.: TAB 06-00383 BR) dated as of December 18, 2006, all of the Buildings and the use of the Mortgaged Property materially comply with, and shall remain in material compliance with, all applicable statutes, rules, regulations and private covenants now or hereafter relating to the ownership, construction, use or operation of the Mortgaged Property, including all applicable statutes, rules and regulations pertaining to requirements for equal opportunity, anti-discrimination, fair housing, environmental protection, zoning and land use; all certifications, permits, licenses and approvals, including, without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Mortgaged Property have been obtained and are in full force and effect. Mortgagor has not received any notice of, or other communication with respect to, an alleged violation with respect to any of the foregoing.

               Section 4.05.  No Condemnation. No part of any property subject to this Mortgage has been taken in condemnation or other like proceeding, nor, to the best of Mortgager’s knowledge, is any proceeding pending, threatened or known to be contemplated for the partial or total condemnation or taking of the Mortgaged Property.

               Section 4.06.  Flood Zone. The Mortgaged Property is not located in an area identified by the Federal Emergency Management Agency (“FEMA”) as having special flood hazards or if the Land or any part thereof is identified by the Federal Emergency Management Agency as an area having special flood hazards (including, without limitation, those areas designated as Zone A or Zone V), then Mortgagor has obtained flood insurance, if available under the U.S. National Flood Insurance Program, in an amount equal to the full replacement cost of the Buildings, Fixtures and Personalty now or hereafter located on the Mortgaged Property or such other amount as may be agreed to by Mortgagee in writing.

ARTICLE V

AFFIRMATIVE COVENANTS

               Mortgagor hereby unconditionally covenants and agrees with Mortgagee as follows:

               Section 5.01.  Lien Status. Except as otherwise expressly provided in the Loan Documents, Mortgagor shall not place, or permit to be placed, or otherwise mortgage, hypothecate or encumber the Mortgaged Property, or any portion thereof or interest therein, with any other lien or security interest of any nature whatsoever (statutory, constitutional or contractual), other than Permitted Liens, regardless of whether such lien or security interest is inferior to the lien and security interest created by this Mortgage, and, if any such lien or security interest is asserted against the Mortgaged Property, Mortgagor shall promptly, at its own cost and expense, (a) pay the underlying claim in full (except for so long as such claim is being contested by Mortgagor in good faith and as and to the extent permitted in accordance with the terms of the Loan Documents) or take such other action as may be necessary to cause the same to be released of record and otherwise, and (b) within five (5) business days after the date on which Mortgagor receives notice that such lien or security interest is so asserted, give Mortgagee notice of such lien or security interest. Such notice shall specify who is asserting such lien or security interest and shall detail the origin and nature of the underlying claim giving rise to such asserted lien or security interest.

               Section 5.02.  Payment of Impositions. Mortgagor shall duly pay and discharge, or cause to be paid and discharged, all Impositions not later than the due date thereof, or the day on which any fine, penalty, interest or cost may be added thereto or imposed, or the day on which any lien may be filed for the nonpayment thereof (if such day is used to determine the due date of the respective item), except to the extent provided in the Credit Agreement.

               Section 5.03.  Repair. Mortgagor shall maintain and preserve the Mortgaged Property in good working order and condition, ordinary wear and tear excepted.

               Section 5.04.  Casualty, Condemnation and Proceeds.

               (a)     During the term of this Mortgage, Mortgagor, at its sole cost and expense, shall maintain or cause to be maintained all insurance on the Mortgaged Property that is required to be maintained under Section 5.8 of the Credit Agreement. In addition, Mortgagor, at its sole cost and expense, shall maintain or cause to be maintained such other insurance as may, from time to time, be reasonably required by Mortgagee in order to protect its interests in the Mortgaged Property.

               (b)     All such insurance policies with respect to the Mortgaged Property shall contain a standard, non-contributory mortgagee clause naming Mortgagee, and its successors and assigns, as an additional insured under all liability insurance policies, as the first mortgagee and loss payee on all property insurance policies, and as the sole loss payee on all rental loss or business interruption insurance policies. Mortgagor shall not take out separate insurance with respect to the Mortgaged Property concurrent in form or contributing in the event of loss with that required to be maintained hereunder or under the Credit Agreement unless Mortgagee is named as an additional insured thereon under a standard mortgagee clause reasonably acceptable to Mortgagee and each such policy is otherwise in form and substance acceptable to Mortgagee.

               (c)     In the event of the foreclosure of this Mortgage, or in the event of any transfer of title to the Mortgaged Property, or any part thereof, by foreclosure sale or by power of sale or deed in lieu of foreclosure, the purchaser of the Mortgaged Property, or such part thereof, shall succeed to all of Mortgagor’s rights with respect to the Mortgaged Property, including any rights to unexpired, unearned or returnable insurance premiums, subject to limitations on the assignment of blanket policies, but limited to such rights as relate to the Mortgaged Property or such part thereof. If Mortgagee acquires title to the Mortgaged Property, or any part thereof, in any manner, Mortgagee shall thereupon (as between Mortgagor and Mortgagee) become the sole and absolute owner of the insurance policies with respect to the Mortgaged Property, and all insurance proceeds payable thereunder with respect to the Mortgaged Property, with the sole right to collect and retain all unearned or returnable premiums thereon with respect to the Mortgaged Property, or such part thereof, if any.

               (d)     Subject to the terms of the Credit Agreement, if any damage to, destruction or loss of or other casualty with respect to any of the Mortgaged Property shall occur, Mortgagor shall file and prosecute its claim or claims for any insurance proceeds in good faith and with due diligence and cause the same to be collected and paid over to Mortgagee, and upon such event, Mortgagor hereby irrevocably authorizes and empowers Mortgagee, in the name of Mortgagor or otherwise, to collect and receipt for any such insurance proceeds and to adjust any insurance claims and to file and prosecute such claim or claims, and although it is hereby expressly agreed that the same shall not be necessary in any event, Mortgagor shall, upon demand of Mortgagee, make, execute and deliver any and all assignments and other instruments sufficient for the purpose of assigning any such insurance proceeds to Mortgagee, free and clear of any liens whatsoever. Mortgagor hereby irrevocably appoints Mortgagee as Mortgagor’s attorney-in-fact for each such purpose (which appointment is coupled with an interest) and authorizes any Person to act upon the foregoing appointment.

               (e)     Following any damage to, destruction or loss of or other casualty with respect to any of the Mortgaged Property, unless otherwise expressly provided to the contrary in the Credit Agreement, Mortgagor hereby covenants and agrees to commence and diligently prosecute the restoration of the Mortgaged Property without regard to the availability or adequacy of any insurance proceeds or settlement. Notwithstanding any damage to, destruction or loss of or other casualty with respect to any of the Mortgaged Property, Mortgagor shall continue to pay the Obligations at the time and in the manner provided for in Credit Agreement, until any insurance proceeds or settlement shall have been actually received and applied by Mortgagee to the discharge of the Obligations. If the Mortgaged Property is sold, through foreclosure or otherwise, prior to the receipt by Mortgagee of such insurance proceeds or settlement Mortgagee shall have the right, whether or not a deficiency judgment shall have been sought, recovered or denied, to receive such insurance proceeds or settlement or a portion thereof sufficient to pay the Obligations, whichever is less.

               Section 5.05.  Condemnation and Application of Condemnation Proceeds.

               Unless otherwise expressly provided to the contrary in the Credit Agreement, Mortgagor hereby covenants and agrees to commence and diligently prosecute the restoration of the Mortgaged Property upon the occurrence of any condemnation or other taking affecting the Mortgaged Property, so long as such condemnation does not materially affect the conduct of business on the Land, without regard to the availability or adequacy of any award or settlement. Notwithstanding any condemnation or other taking of any of the Mortgaged Property, Mortgagor shall continue to pay the Obligations at the time and in the manner provided for in the Credit Agreement until any condemnation award or settlement shall have been actually received and applied by Mortgagee to the discharge of the Obligations. If the Mortgaged Property is sold, through foreclosure or otherwise, prior to the receipt by Mortgagee of such condemnation award or settlement, Mortgagee shall have the right, whether or not a deficiency judgment shall have been sought, recovered or denied, to receive such condemnation award or settlement, or a portion thereof sufficient to pay the Obligations, whichever is less.

               Section 5.06.  Maintenance of Rights-of-Way, Easements, Licenses and Other Rights. Mortgagor shall maintain, preserve and renew all rights-of-way, easements, tenements, hereditaments, development rights and credits, zoning rights, grants, privileges, appurtenances, licenses, franchises and other rights reasonably necessary for the use or operation of the Mortgaged Property from time to time, or otherwise relevant to the value thereof, and Mortgagor shall not, without the prior written consent of Mortgagee, initiate, join in or consent to any private restrictive covenant or other public or private restriction as to the present or future use or operation of the Mortgaged Property. Mortgagor shall, however, comply with all restrictive covenants which may at any time affect the Mortgaged Property, all applicable zoning ordinances and all other public or private restrictions relating to the use of the Mortgaged Property.

               Section 5.07.  Payment and Performance of Obligations. Mortgagor shall duly and punctually pay and perform all of the Obligations.

               Section 5.08.  Compliance with Permitted Liens and Other Obligations. Mortgagor shall comply, to the extent set forth in the Credit Agreement, with all obligations imposed upon it under Permitted Liens and each other obligation legally imposed upon it and/or relating to the Mortgaged Property pursuant to applicable law (including, without limitation, all matters described in Section 4.04 hereof), contract or other agreement. It is hereby acknowledged that Mortgagee’s consent to a Permitted Lien as of the date hereof shall in no way be deemed to constitute approval of any future lien (other than Permitted Liens) which may be imposed upon any portion of the Mortgaged Property, or any other enforcement action affecting Mortgagor or the Mortgaged Property, as a result of Mortgagor’s failure to perform or comply with its Obligations under any document constituting a Permitted Lien as of the date hereof.

               Section 5.09.  Additional Affirmative Covenants. All affirmative covenants made by the Borrowers in the Credit Agreement are incorporated herein by reference and are hereby also made by Mortgagor as to itself and the Mortgaged Property as though such covenants were set forth at length herein as the covenants of Mortgagor.

               Section 5.10.  Construction of Covenants. All covenants hereof and in Article VI shall be construed as affording to Mortgagee rights additional to and not exclusive of the rights conferred under the provisions of Sections 254, 271 and 272 of the New York Real Property Law or any other applicable law of any other state. If there is a conflict between any provisions of this Mortgage and the provisions of Section 254 of the New York Real Property Law or such law of another state, Mortgagor agrees that the applicable provision of this Mortgage shall control.

ARTICLE VI

NEGATIVE COVENANTS

               Mortgagor hereby covenants and agrees with Mortgagee that, until all of the Obligations shall have been paid or performed in full and discharged:

               Section 6.01.  Use Violations. Mortgagor shall not use, maintain, operate or occupy, or allow the use, maintenance, operation or occupancy of, the Mortgaged Property in any manner which (a) violates in any material respect any Governmental Requirement, (b) may be dangerous unless safeguarded as required by applicable law, (c) constitutes a public or private nuisance, or (d) makes void, voidable or cancelable, or increases, substantially in excess of commercially reasonably rates, the premium of, any insurance then in force with respect thereto.

               Section 6.02.  Waste. Mortgagor shall not commit or permit any waste with respect to the Mortgaged Property.

               Section 6.03.  Alterations. Mortgagor shall notify Mortgagee, in writing and in advance, with respect to all proposed alterations, improvements or additions to the Mortgaged Property which are of a material nature and are in excess of $100,000.00, and, unless and to the extent otherwise expressly provided in the Credit Agreement, Mortgagor shall not effect any material alteration, improvement or addition to the Mortgaged Property without the prior written consent of Mortgagee.

               Section 6.04.  No Further Encumbrances. Mortgagor shall not, without the prior written consent of Mortgagee, and unless otherwise provided in the Loan Documents, create, place or permit to be created or placed, or through any act or failure to act, acquiesce in the placing of, or allow to remain, any lien or charge on, or conditional sale or other title retention agreement with respect to, the Mortgaged Property, or any portion thereof or interest therein, other than the Permitted Liens, regardless of whether the same are subordinate to the lien(s) and security interest(s) created by this Mortgage.

               Section 6.05.  Transfer Restrictions. Mortgagor shall not sell, lease, assign, transfer or otherwise dispose of or abandon all or any part of the Mortgaged Property (or any interest therein), except as expressly permitted by, and in accordance with the terms of, the Loan Documents.

               Section 6.06.  Additional Negative Covenants. All negative covenants made by the Borrowers or any of them in the Credit Agreement are incorporated herein by reference and are hereby also made by Mortgagor as to itself and the Mortgaged Property as though such negative covenants were set forth at length herein as the negative covenants of Mortgagor.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

               Section 7.01. Cross-Default. The “Events of Default” set forth in any Loan Document are hereby incorporated herein as if fully set forth herein, and, without limiting the generality of the foregoing, the occurrence of an “Event of Default” under any Loan Document shall constitute an “Event of Default” hereunder.

               Section 7.02. Acceleration. Upon the occurrence and during the continuance of any Event of Default, in addition to any other rights, powers or remedies conferred herein or by operation of law, Mortgagee, in its sole judgment and discretion, may declare the then unpaid principal balance secured by this Mortgage (the “Principal Balance”), the accrued interest thereon and any other accrued but unpaid portion of the Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Mortgagor.

               Section 7.03. Foreclosure and Sale. If an Event of Default shall occur and be continuing, Mortgagee shall have the right and option to take possession of the Mortgaged Property and/or proceed with foreclosure and to sell, to the extent and in the manner permitted by applicable law, all or any portion of the Mortgaged Property at one or more sales, as an entirety or in parcels, at such place or places, in such manner and upon such notice as may be required by applicable law, or, in the absence of any such requirement, as Mortgagee may deem appropriate, and to make conveyance to the purchaser or purchasers. Nothing contained in this Section 7.03 shall be construed so as to limit in any way Mortgagee’s rights to sell the Mortgaged Property, or any portion thereof, by private sale if, and to the extent that, such private sale is permitted under the laws of the applicable jurisdiction (including, without limitation, the procedures set forth in Article 14 of the New York Real Property Actions and Proceedings Law and any amendments or substitute statutes in regard thereto) or by public or private sale after entry of a judgment by any court of competent jurisdiction so ordering. Mortgagor hereby irrevocably appoints Mortgagee to be the attorney-in-fact of Mortgagor (coupled with an interest) and in the name and on behalf of Mortgagor to execute and deliver any deeds, transfers, conveyances, assignments, assurances and notices which Mortgagor ought to execute and deliver, and to do and perform any other acts or things which Mortgagor ought to do and perform under the covenants herein contained and, generally, to use the name of Mortgagor in the exercise of any of the powers hereby conferred on Mortgagee. At any such sale: (a) whether made under the power herein contained or any other legal enactment, or by virtue of any judicial proceedings or any other legal right, remedy or recourse, it shall not be necessary for Mortgagee to have physically present, or to have constructive possession of, the Mortgaged Property (Mortgagor hereby covenanting and agreeing to deliver to Mortgagee any portion of the Mortgaged Property not actually or constructively possessed by Mortgagee immediately upon demand by Mortgagee) and the title to and right of possession of any such property shall pass to the purchaser thereof as completely as if the same had been actually present and delivered to purchaser at such sale; (b) each instrument of conveyance executed by Mortgagee shall contain a general warranty of title, binding upon Mortgagor and its successors and assigns; (c) each and every recital contained in any instrument of conveyance made by Mortgagee shall conclusively establish the truth and accuracy of the matters recited therein, including, without limitation, nonpayment and/or nonperformance of the Obligations and advertisement and conduct of such sale in the manner provided herein and otherwise required by applicable law; (d) any and all prerequisites to the validity thereof shall be conclusively presumed to have been performed; (e) the receipt of Mortgagee, or of such other Person or officer making the sale, shall be a sufficient discharge to the purchaser for its purchase money and neither such purchaser nor its assigns or personal representatives shall thereafter be obligated to see to the application of such purchase money, or be in any way answerable for any loss, misapplication or non application thereof; (f) to the fullest extent permitted by applicable law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, estate, claim and demand whatsoever, either at law or in equity (including any statutory or common law right of redemption, which is hereby waived to the fullest extent permitted by applicable law), in and to the property sold in any such event, and such sale shall be a perpetual bar, both at law and in equity, against Mortgagor and any and all other Persons claiming by, through or under Mortgagor; and (g) to the extent and under such circumstances as are permitted by applicable law, Mortgagee may be a purchaser at any such sale, and shall have the right, after paying or accounting for all costs of said sale or sales, to credit the amount of the then unpaid Obligations to the amount of its bid (in the order of priority set forth in Section 7.16 hereof) in lieu of cash payment. Each remedy provided in this instrument is distinct from and cumulative with all other rights and remedies provided hereunder or afforded by applicable law or equity, and may be exercised concurrently, independently or successively, in any order whatsoever. All notices hereunder or under any applicable law pertaining hereto (including, without limitation, Article 14 of the New York Real Property Actions and Proceedings Law) shall be in writing and shall be deemed sufficiently served for all purposes when given pursuant to Section 8.05 hereof or as otherwise permitted by Article 14 of the New York Real Property Actions and Proceedings Law.

               Section 7.04. Mortgagee’s Agents. Mortgagee may appoint or delegate any one or more Persons as agent to perform any act or acts necessary or incident to any sale held by Mortgagee, including the posting of notices and the conduct of sale, but in the name and on behalf of Mortgagee.

               Section 7.05. Judicial Foreclosure. If any Event of Default shall occur and be continuing, Mortgagee shall have the right and power to proceed by a suit or suits in equity or at law, whether for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for any foreclosure hereunder or for the sale of the Mortgaged Property under the judgment or decree of any court or courts of competent jurisdiction, or for the enforcement of any other appropriate legal or equitable remedy.

               Section 7.06. Receiver. If any Event of Default shall occur and be continuing, Mortgagee may apply for and obtain as a matter of right and without notice to Mortgagor, which notice is hereby expressly waived by Mortgagor, the appointment of a receiver to collect the Rents of the Mortgaged Property and to preserve the security hereof, either before or after any foreclosure sale or the sale of the Mortgaged Property under the order of a court or courts of competent jurisdiction or under executory or other legal process, without regard to the value of the Mortgaged Property as security for the amount then due to Mortgagee, or the solvency of any entity or entities, person or persons primarily or secondarily liable for the payment of such amounts; the Rents of the Mortgaged Property, in any such event, having heretofore been assigned to Mortgagee pursuant to Section 3.01 as additional security for the payment of the Obligations secured hereby. Any money advanced by Mortgagee in connection with any such receivership shall be a demand obligation (which obligation Mortgagor hereby expressly promises to pay) owing by Mortgagor to Mortgagee and shall be subject to the provisions of Section 8.07(b) hereof.

               Section 7.07. Foreclosure for Installments. To the extent allowed by applicable law, Mortgagee shall also have the option to proceed with foreclosure in satisfaction of any installments of the Obligations which have not been paid when due, either through the courts or otherwise, by non judicial power of sale in satisfaction of the matured but unpaid portion of the Obligations as if under a full foreclosure, conducting the sale as herein provided and without declaring the entire principal balance and accrued interest due. Such sale may be made subject to the unmatured portion of the Obligations, and any such sale shall not in any manner affect the unmatured portion of the Obligations, but as to such unmatured portion of the Obligations this Mortgage shall remain in full force and effect just as though no sale had been made hereunder. It is further agreed that several sales may be made hereunder without exhausting the right of sale for any unmatured part of the Obligations, it being the intent and purpose hereof to provide for a foreclosure and sale of the security for any matured portion of the Obligations without exhausting the power to foreclose and sell the Mortgaged Property for any subsequently maturing portion of the Obligations.

               Section 7.08. Separate Sales. To the extent allowed by applicable law, the Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee, in its sole discretion, may elect, it being expressly understood and agreed that the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

               Section 7.09. Possession of Mortgaged Property. Mortgagor agrees to the full extent that it lawfully may, that, in case one or more of the Events of Default shall have occurred and be continuing, then, and in every such case, Mortgagee shall have the right and power to enter into and upon and take possession of all or any part of the Mortgaged Property in the possession of Mortgagor, its successors or assigns, or its or their agents or servants, and may exclude Mortgagor, its successors or assigns, and all Persons claiming by, through or under Mortgagor, and its or their agents or servants wholly or partly therefrom; and, holding the same, Mortgagee may use, administer, manage, operate and control the Mortgaged Property and conduct the business thereof to the same extent as Mortgagor, its successors or assigns, might at the time do and may exercise all rights and powers of Mortgagor, in the name, place and stead of Mortgagor, or otherwise as Mortgagee shall deem best. All costs, expenses and liabilities of every character incurred by Mortgagee in administering, managing, operating and controlling the Mortgaged Property shall constitute a demand obligation (which obligation Mortgagor hereby expressly promises to pay) owing by Mortgagor to Mortgagee and shall be subject to the provisions of Section 8.07(b) hereof. Mortgagor hereby irrevocably constitutes and appoints Mortgagee as Mortgagor’s attorney-in-fact (coupled with an interest) to perform such acts and execute such documents as Mortgagee, in its sole discretion, shall deem appropriate, including endorsement of Mortgagor’s name on any instruments. Regardless of any provision of this Mortgage, the Credit Agreement or any other Loan Document, Mortgagee shall not be considered to have accepted any property other than cash or immediately available funds in satisfaction of any obligation of Mortgagor to Mortgagee, unless Mortgagee shall have given express written notice of Mortgagee’s election to the contrary.

               Section 7.10. Occupancy After Acceleration. In the event that there is an acceleration of the Loan and Mortgagor or Mortgagor’s representatives, successors or assigns or any other Person claiming any interest in the Mortgaged Property by, through or under Mortgagor, continues to occupy or use the Mortgaged Property or any part thereof, each and all shall immediately become the tenant of Mortgagee (or its successor, if applicable), which tenancy shall be a tenancy from day-to-day, terminable at the will of either the landlord or tenant, at a rent to be determined by Mortgagee (which may be in excess of fair market value); provided, however, that until Mortgagee sets forth the amount of such rent, such rent shall be a fair market rental per day based upon the value of the Mortgaged Property as a whole; and such rental shall be due daily to the Mortgagee (or its successor, if applicable). To the extent permitted by applicable law, Mortgagee (or its successor, if applicable), notwithstanding any language herein to the contrary, shall have the sole option to demand immediate possession or to permit the occupants to remain as tenants at will. In the event that the tenant fails to surrender possession of said property upon demand, Mortgagee (and its successor, if applicable) shall be entitled to institute and maintain a summary action for possession of the Mortgaged Property (such as an action for forcible entry and detainer) in any court having appropriate jurisdiction.

               Section 7.11. Remedies Cumulative, Concurrent and Nonexclusive. Every right, power and remedy herein given to Mortgagee shall be cumulative and in addition to every other right, power and remedy herein specifically given or now or hereafter existing in equity, at law or by statute (including specifically those granted by the Applicable UCC). Each such right, power and remedy, whether specifically herein given or otherwise existing, may be exercised from time to time and so often and in such order as may be deemed expedient by Mortgagee, and the exercise, or the beginning of the exercise, of any such right, power or remedy shall not be deemed a waiver of the right to exercise, at the same time or thereafter, any other right, power or remedy. Mortgagee shall be entitled to collect all costs and expenses incurred in pursuing such remedies. No delay or omission by Mortgagee in the exercise of any such right, power or remedy shall impair any such right, power or remedy or operate as a waiver thereof or of any other right, power or remedy then or thereafter existing.

               Section 7.12.  No Release of Obligations. Neither Mortgagor nor any Borrower, guarantor or other Person now or hereafter obligated for the payment or performance of all or any part of the Obligations shall be relieved of any such obligation by reason of (a) the failure of Mortgagee to comply with any request of Mortgagor or any Borrower, guarantor or other Person so obligated to foreclose the lien of this Mortgage or to enforce any provision hereunder or under the Credit Agreement; (b) the release, regardless of consideration, of the Mortgaged Property or any portion thereof or interest therein or the addition of any other property to the Mortgaged Property; (c) any agreement or stipulation between any subsequent owner of the Mortgaged Property and Mortgagee extending, renewing, rearranging or in any other way modifying the terms of this Mortgage without first having obtained the consent of, given notice to or paid any consideration to Mortgagor or any Borrower, guarantor or other Person, and in any such event Mortgagor and all Borrowers, guarantors and such other Persons shall continue to be liable to make payment according to the terms of any such extension or modification agreement unless expressly released and discharged in writing by Mortgagee; or (d) any other act or occurrence save and except the complete payment and performance of all of the Obligations.

               Section 7.13.  Release of and Resort to Collateral. Mortgagee may release, regardless of consideration, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by this Mortgage or its stature as a first and prior lien and security interest in and to the Mortgaged Property, and without in any way releasing or diminishing the liability of any Person liable for the payment or performance of the Obligations. Mortgagee may resort to any other security for the Obligations held by Mortgagee in such manner and order as Mortgagee may elect.

               Section 7.14.  Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by applicable law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefits that might accrue to Mortgagor by virtue of any present or future moratorium law or other law exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment; (b) except for notices expressly provided for herein or in the Credit Agreement all notices of any Event of Default or of Mortgagee’s intention to accelerate maturity of the Obligations or of Mortgagee’s election to exercise or actual exercise of any right, remedy or recourse provided for hereunder or under the Credit Agreement; and (c) any right to a marshalling of assets or a sale in inverse order of alienation. If any law referred to in this Mortgage and now in force, of which Mortgagor or its successor or successors might take advantage despite the provisions hereof, shall hereafter be repealed or cease to be in force, such law shall thereafter be deemed not to constitute any part of the contract herein contained or to preclude the operation or application of the provisions hereof.

               Section 7.15.  Discontinuance of Proceedings. In case Mortgagee shall have proceeded to invoke any right, remedy or recourse permitted hereunder or under the Credit Agreement and shall thereafter elect to discontinue or abandon same for any reason, Mortgagee shall have the unqualified right so to do and, in such an event, Mortgagor and Mortgagee shall be restored to their former positions with respect to the Obligations, this Mortgage, the Credit Agreement, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee shall continue as if same had never been invoked.

               Section 7.16.  Application of Proceeds. After the occurrence and during the continuance of an Event of Default, the proceeds of any sale of and any other amounts generated by the holding, leasing, operating or other use of the Mortgaged Property shall be applied by Mortgagee (or the receiver, if one is appointed), to the extent that funds are so available therefrom, in accordance with the provisions of the Credit Agreement or, if not so provided, then in the following order of priority, except to the extent otherwise required by applicable law:

               (a)     first, to the payment of the reasonable and necessary costs and expenses of taking possession of the Mortgaged Property and of holding, using, leasing, repairing, improving the same, including reasonable (i) receivers’ fees, (ii) court costs, (iii) attorneys’ and accountants’ fees, (iv) costs of advertisement and title search fees, and (v) the payment of any and all Impositions, liens, security interests or other rights, titles or interests equal or superior to the lien and security interest of this Mortgage (except those to which the Mortgaged Property has been sold subject to and without in any way implying Mortgagee’s prior consent to the creation thereof);

               (b)     second, to the payment of all amounts other than the Principal Balance and accrued but unpaid interest which may be due to Mortgagee hereunder, under the Credit Agreement or the other Loan Documents, together with interest thereon as provided herein;

               (c)     third, to the payment of the Obligations in such order and manner as Mortgagee determines in its sole discretion; and

               (d)     fourth, to Mortgagor or as otherwise required by any Governmental Requirement.

Mortgagor shall be liable for any deficiency remaining.

               Section 7.17.  Uniform Commercial Code Remedies. Mortgagee shall have all of the rights, remedies and recourses with respect to the Personalty and the Fixtures afforded to it by the Applicable UCC, including, without limitation, the right to take possession of the Personalty and the Fixtures or any part thereof, and to take such other measures as Mortgagee may deem necessary for the care, protection and preservation of the Personalty and the Fixtures, in addition to, and not in limitation of, the other rights, remedies and recourses afforded by this Mortgage or any other Loan Document.

               Section 7.18.  Indemnity. In connection with any action taken by Mortgagee except in cases of Mortgagee’s gross negligence or willful misconduct, Mortgagee shall not be liable for any Loss sustained by Mortgagor resulting from an assertion that Mortgagee, or an

Indemnified Party has received funds from the operations of the Mortgaged Property claimed by third Persons. Should Mortgagee and/or any other Lender or an Indemnified Party make any expenditure on account of any such Losses, the amount thereof is chargeable against Mortgagor. The liabilities of Mortgagor, as set forth in this Section 7.18, shall survive the termination of this Mortgage and the payment and performance of the Obligations.

ARTICLE VIII

MISCELLANEOUS

               Section 8.01.  Instrument Construed as Mortgage, Etc. This Mortgage may be construed as a mortgage, deed of trust, chattel mortgage, conveyance, assignment, security agreement, pledge, financing statement, hypothecation or contract, or any one or more of them, in order to fully effectuate the liens and security interests created hereby and the purposes and agreements set forth herein.

               Section 8.02.  Performance at Mortgagor’s Expense. The cost and expense of performing or complying with any and all of the Obligations shall be borne solely by Mortgagor, and no portion of such cost and expense shall be, in any way or to any extent, credited against any installment on or portion of the Obligations.

               Section 8.03.  Survival of Obligations. Each and all of the Obligations shall survive the execution and delivery of this Mortgage and shall continue in full force and effect until all of the Obligations shall have been fully satisfied.

               Section 8.04.  Further Assurances. Mortgagor, upon the request of Mortgagee, shall execute, acknowledge, deliver and record and/or file such further instruments, including financing statements, and do such further acts as may be reasonably necessary, desirable or proper to carry out more effectively the purpose of this Mortgage and to subject to the liens and security interests hereof any property intended by the terms hereof to be covered hereby, including any renewals, additions, substitutions, replacements, betterments or appurtenances to the then Mortgaged Property.

               Section 8.05.  Notices. All notices or other communications required or permitted to be given pursuant to this Mortgage shall be in writing and shall be considered properly given if given in the manner and to the addresses prescribed by Section 11 of the Credit Agreement to the parties and at the addresses set forth in the first paragraph of this Mortgage, and to each of the parties to the Credit Agreement at the addresses specified therein. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of ten (10) days’ notice to the other party in the manner set forth above.

               Section 8.06.  No Waiver. Any failure by Mortgagee to insist, or any election by Mortgagee not to insist, upon strict performance by Mortgagor of any of the terms, provisions or conditions of this Mortgage shall not be deemed to be a waiver of the same or of any other terms, provision or condition hereof, and Mortgagee shall have the right, at any time or times thereafter, to insist upon strict performance by Mortgagor of any and all of such terms, provisions and conditions. Mortgagee may, in Mortgagee’s sole and absolute discretion, in the case of an Event of Default, accept or reject any proposed cure of an Event of Default. In no event shall any provision of this Mortgage or any other Loan Document which provides that Mortgagee shall have certain rights and/or remedies only during the continuance of an Event of Default be construed so as to require Mortgagee to accept a cure of any such Event of Default. Unless and until Mortgagee accepts any proposed cure of an Event of Default, such Event of Default shall be deemed to be continuing for purposes of this Mortgage, and the other Loan Documents.

               Section 8.07.  Mortgagee’s Right to Perform; Mortgagee’s Expenditures.

               (a)     Mortgagor agrees that if Mortgagor fails to perform any act or take any action which Mortgagor is required to perform or take hereunder or under the Credit Agreement or to pay any money which Mortgagor is required to pay hereunder or under the Credit Agreement, Mortgagee may, but shall not be obligated to, perform or cause to be performed such act or take such action or pay such money, but only during the existence of an Event of Default.

               (b)     All costs and expenses incurred by Mortgagee (or any Indemnified Party), including, without limitation, reasonable attorneys fees and expenses, all monies paid by (or on behalf of) Mortgagee and the monetary value of all services performed by (or on behalf of Mortgagee) in connection with an Event of Default hereunder or under any other Loan Document, including, without limitation, (i) the enforcement of any term or provision of this Mortgage or any other Loan Document, (ii) the performance by Mortgagee of any obligation of Mortgagor under this Mortgage or any other Loan Document if Mortgagee elects to so perform, in its sole and absolute discretion, and (iii) any action Mortgagee elects to take, in its sole and absolute discretion, to protect its interest in or the value of the Mortgaged Property, shall be a demand obligation owing by Mortgagor to Mortgagee, as the case may be, and to the extent any payment is made to a third Person, Mortgagee, upon making such payment, shall be subrogated to all of the rights of the Person receiving such payment. All such costs and expenses, monies and the monetary value of such services performed shall (x) bear interest at the Default Rate from the date of such incurrence, payment or performance, as applicable, until paid, and (y) (together with such interest) constitute a portion of the Obligations and shall be secured by this Mortgage and all of the other Loan Documents. If Mortgagee shall elect to pay any Imposition or other sums due with reference to the Mortgaged Property, Mortgagee may do so in reliance on any bill, statement or assessment procured from the appropriate Governmental Authority or other issuer thereof.

               Section 8.08.  Successors and Assigns. All of the terms hereof shall apply to, be binding upon and inure to the benefit of the parties hereto, their successors, assigns, heirs and legal representatives, and all other Persons claiming by, through or under them; provided, however, that nothing herein shall be deemed to imply any right on behalf of Mortgagor to assign its interest in any of the Mortgaged Property except as may be expressly set forth in the Credit Agreement.

               Section 8.09.  Severability. This Mortgage is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws and regulations of applicable Governmental Authorities and the provisions hereof are intended to be limited to the extent necessary that they will not render this Mortgage invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any applicable law. If any provision hereof or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of this Mortgage nor the application of such provision to other Persons or circumstances shall be affected thereby, but rather shall be enforced to the greatest extent permitted by applicable law.

               Section 8.10.  Entire Agreement and Modification. This Mortgage may not be amended, revised, waived, discharged, released or terminated orally, but only by a written instrument or instruments executed by the party against which enforcement of the amendment, revision, waiver, discharge, release or termination is asserted. Any alleged amendment, revision, waiver, discharge, release or termination which is not so documented shall not be effective as to any party.

               Section 8.11.  Applicable Law. THIS MORTGAGE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

               Section 8.12.  Satisfaction of Prior Encumbrance. To the extent that proceeds advanced pursuant to the Credit Agreement are used to pay indebtedness secured by any outstanding lien, security interest, charge or prior encumbrance against the Mortgaged Property, such proceeds shall be deemed to have been advanced by Mortgagee at Mortgagor’s request, and Mortgagee shall be subrogated to any and all rights, security interests and liens owned by any owner or holder of such outstanding liens, security interests, charges or encumbrances, irrespective of whether said liens, security interests, charges or encumbrances are released, and it is expressly understood that, in consideration of the payment of such other indebtedness by Mortgagee, Mortgagor hereby waives and releases all demands and causes of action for offsets and payments to, upon and in connection with the said indebtedness.

               Section 8.13.  No Partnership. Nothing contained in this Mortgage is intended to, or shall be construed to, create to any extent and in any manner whatsoever any partnership, joint venture, or association between Mortgagor and Mortgagee, or in any way make Mortgagee a co-principal with Mortgagor with reference to the Mortgaged Property, and any inferences to the contrary are hereby expressly negated.

               Section 8.14.  Headings. The Article, Section and Subsection headings hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

               Section 8.15.  Release of Mortgage. If all of the Obligations shall be paid, performed and discharged, Mortgagee shall forthwith cause satisfaction and discharge of this Mortgage to be entered upon the record (or, at Mortgagor’s option, provided no Event of Default exists and to the extent permitted by law, an assignment of this Mortgage at no additional cost to Mortgagee), at the sole cost and expense of Mortgagor, and shall execute and deliver (or cause to be executed and delivered) such instruments of satisfaction and discharge as may be appropriate, such instruments to be duly acknowledged and in form for recording, at the sole cost and expense of Mortgagor, at Mortgagor’s option, provided no Event of Default exists and to the extent permitted by law, assign this Mortgage to any lender refinancing the Indebtedness, which assignment shall be made by Mortgagee without representation, recourse or warranty in any and all events, and pursuant to documents in customary form therefor as reasonably determined by Mortgagee.

               Section 8.16.  Limitation of Obligations with Respect to Mortgaged Property.

               (a)     Neither Mortgagee nor any Lender shall have any duty to protect or preserve, or any liability with respect to the protection or preservation of, any Mortgaged Property or to preserve rights pertaining thereto other than the duty to use reasonable care in the custody and preservation of any Mortgaged Property in its actual possession. Mortgagee shall be deemed to have exercised reasonable care in the custody and preservation of any Mortgaged Property in its possession if such Mortgaged Property is accorded treatment substantially equal to that which Mortgagee accords its own like property. Mortgagee shall be relieved of all responsibility for any Mortgaged Property in its possession upon surrendering it, or tendering surrender of it, to Mortgagor or to such other Person entitled thereto by applicable law.

               (b)     Nothing contained in this Mortgage shall be construed as requiring or obligating Mortgagee or any Lender, and neither Mortgagee nor any Lender shall be required or obligated, to (i) make any demand or inquiry as to the nature or sufficiency of any payment received by it, or present or file any claim or notice or take any action with respect to any Mortgaged Property or the monies due or to become due in connection therewith, (ii) ascertain or take action with respect to calls, conversions, exchanges, maturities, tenders, offers or other matters relating to any Mortgaged Property, whether or not Mortgagee or any of the other Lenders has or is deemed to have knowledge or notice thereof, (iii) take any necessary steps to preserve rights against any prior parties with respect to any Mortgaged Property, or (iv) notify Mortgagor or any other Person of any decline in the value of any Mortgaged Property.

               Section 8.17.  Inconsistency with Credit Agreement. To the fullest extent possible, the terms and provisions of the Credit Agreement shall be read together with the terms and provisions of this Mortgage such that the terms and provisions of this Mortgage shall supplement, rather than conflict with, the terms and provisions of the Credit Agreement; provided, however, that, notwithstanding the foregoing, in the event any of the terms or provisions of this Mortgage conflict with any of the terms or provisions of the Credit Agreement, such that it is impractical for such terms or provisions to coexist, the terms or provisions of the Credit Agreement shall govern and control for all purposes.

               Section 8.18.  Limitation on Interest Payable. It is the intention of the parties to conform strictly to the usury laws, whether state or federal, that are applicable to the transaction of which this Mortgage is a part. All agreements between Mortgagor and Mortgagee or any Lender, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid by Mortgagor for the use, forbearance or detention of the money to be loaned under the Credit Agreement or any other Loan Document, or for the payment or performance of any covenant or obligation contained herein or in the Credit Agreement or any other Loan Document, exceed the maximum amount permissible under applicable federal or state usury laws. If, under any circumstances, fulfillment of any such provision, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by applicable law, then the obligation to be fulfilled shall be reduced to the limit of such validity. If, under any circumstances, Mortgagor shall have paid an amount of money which is deemed to be interest and such interest would exceed the highest lawful rate, such amount that would be excessive interest under applicable usury laws shall be applied to the reduction of the principal amount owing in respect of the Obligations and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal and any other amounts due hereunder, the excess shall be refunded to Mortgagor. All sums paid or agreed to be paid for the use, forbearance or detention of the principal under any extension of credit by Mortgagee (or any Lender) shall, to the extent permitted by applicable law, and to the extent necessary to preclude exceeding the limit of validity prescribed by applicable law, be amortized, prorated, allocated and spread from the date of this Mortgage until payment in full of the Obligations so that the actual rate of interest on account of such principal amounts is uniform throughout the term hereof.

               Section 8.19.  Covenants To Run With the Land. All of the grants, representations, warranties, undertakings, covenants, terms, provisions and conditions in this Mortgage shall run with the Land and shall apply to and bind the successors and assigns of Mortgagor. If there shall be more than one mortgagor, the covenants, representations and warranties made herein shall be deemed to be joint and several.

               Section 8.20.  Last Dollar. So long as the balance of the Obligations exceeds the portion of the Obligations secured by this Mortgage, no payment on account of the Obligations shall be deemed to be applied against or to reduce the portion of the Obligations secured by this Mortgage, but shall, instead, be deemed to be applied against only such portions of the Obligations that are not secured by this Mortgage.

               Section 8.21.  Defense of Claims. Mortgagor shall promptly notify Mortgagee in writing of the commencement of any legal proceedings affecting Mortgagor’s title to the Mortgaged Property or Mortgagee’s lien on or security interest in the Mortgaged Property, or any part thereof, and shall take all such action, employing attorneys agreeable to Mortgagee, as may be necessary to preserve Mortgagor’s and Mortgagee’s rights affected thereby. If Mortgagor fails or refuses to adequately or vigorously, in the reasonable judgment of Mortgagee, defend Mortgagor’s or Mortgagee’s rights to the Mortgaged Property, Mortgagee may take such action on behalf of and in the name of Mortgagor and at Mortgagor’s expense. Moreover, Mortgagee may take (or cause its agents to take) such independent action in connection therewith as they may in their discretion deem proper, including, without limitation, the right to employ independent counsel and to intervene in any suit affecting the Mortgaged Property. All costs, expenses and attorneys’ fees incurred by Mortgagee (or its agents) pursuant to this Section 8.21 or in connection with the defense by Mortgagee of any claims, demands or litigation relating to Mortgagor, the Mortgaged Property or the transactions contemplated in this Mortgage shall be paid by Mortgagor on demand, plus interest thereon from the date of the advance by Mortgagee until reimbursement of Mortgagee at the Default Rate.

               Section 8.22.  Exculpation Provisions. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS MORTGAGE; AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS MORTGAGE; THAT IT HAS IN FACT READ THIS MORTGAGE

AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS MORTGAGE; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS MORTGAGE AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS MORTGAGE; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS MORTGAGE RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS MORTGAGE ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

               Section 8.23.  No Merger of Estates. So long as any part of the Obligations remain unpaid, unperformed or undischarged, the fee, easement and leasehold estates to the Mortgaged Property shall not merge but rather shall remain separate and distinct, notwithstanding the union of such estates either in Mortgagor, Mortgagee, any lessee, any third-party purchaser or otherwise.

ARTICLE IX

NEW YORK STATE SPECIFIC PROVISIONS

               Section 9.01.  Property Encumbered. Mortgagor represents that this Mortgage does not encumber property principally improved or to be improved by one or more structures containing in the aggregate not more than six residential dwelling units.

               Section 9.02.  Lien Law. Pursuant to Section 13 of the Lien Law of the State of New York, Mortgagor shall receive the advances secured hereby and shall hold the right to receive such advances as a trust fund to be applied first for the purpose of paying the cost of any improvement and shall apply such advances first to the payment of the cost of any such improvements on the Mortgaged Property before using any part of the total of the same for any other purpose. Mortgagor shall indemnify and hold Mortgagee harmless from and against any and claims, judgments, losses, costs or expenses, including, without limitation, reasonable attorneys’ fees and disbursements, arising out of or relating to any proceedings instituted by any claimant alleging a violation by Mortgagor of any applicable lien law including, without limitation, any section of Article 3 A of the Lien Law.

               Section 9.03.  Real Property Law. Mortgagee shall have all of the rights and privileges against lessees of the Mortgaged Property as set forth in Section 291(f) of the Real Property Law of the State of New York.

               (b)     The clauses and covenants contained herein which are construed by Section 254 of the Real Property Law of the State of New York shall, except as otherwise expressly provided herein, be construed as provided in that Section; the additional clauses and covenants contained herein shall afford rights supplemental to and not exclusive of the rights conferred by the clauses and covenants construed by said Section 254 and shall not impair modify, alter or defeat such rights notwithstanding that such additional clauses and covenants may relate to the same subject matter or provide for different or additional rights in the same or similar contingencies as the clauses and covenants construed by said Section 254; the clauses and covenants herein which are similar to those contained in said Section 254, but which afford additional rights to Mortgagee or Mortgagor, shall supersede the clauses and covenants contained in Section 254. To the extent that any of the provisions of this Mortgage or any of the other Loan Documents are inconsistent with the provisions of said Section 254, the provisions of this Mortgage and of the other Loan Documents shall control.

               Section 9.04.  Non-Judicial Foreclosure. Upon the occurrence of an Event of Default hereunder and the acceleration of the indebtedness secured hereby, Mortgagee shall have the right, without limiting any other rights or remedies Mortgagee may have hereunder, under any other Loan Document, or at law or in equity, to sell the Mortgaged Property by non-judicial proceeding for foreclosure by power of sale after publication of notice pursuant to Article 14 of the New York Real Property Actions and Proceedings Law, as the same may be hereafter amended from time to time.

               Section 9.05.  Mortgage Recording Taxes. Mortgagor shall pay any and all mortgage recording taxes attributable to the recording of this Mortgage.

[No Further Text On This Page; Signature Page Follows]

               IN WITNESS WHEREOF, Mortgagor has executed this Mortgage as of the date first above written.

MORTGAGOR:

ASCENDIA REAL ESTATE LLC

By:	Hermes Acquisition Company I LLC, as Manager

By:	Ascendia Brands, Inc., as Manager

By:	/s/ Joseph A. Falsetti
Name: Joseph A. Falsetti
Title: President & Chief Executive Officer

UNIFORM FORM CERTIFICATE OF ACKNOWLEDGEMENT
(Within New York State)

STATE OF NEW YORK	)
)ss.:
COUNTY OF	)

               On the                    day of February in the year 2007 before me, the undersigned, personally appeared                                                                             , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

(Signature and Office of
individual taking acknowledgement)

UNIFORM FORM CERTIFICATE OF ACKNOWLEDGEMENT
(Outside of New York State)

STATE OF NJ	)
)ss.:
COUNTY OF MERCER	)

           On the 9th day of February in the year 2007 before me, the undersigned, personally appeared Joseph A. Falsetti                                              , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the Hamilton, NJ                                                                                           .
(Insert the city or other political subdivision and the state or country or other place the acknowledgement was taken.)

/s/ Tina M. DeFelice
(Signature and Office of
individual taking acknowledgement)

Tina M. DeFelice
Notary Public of New Jersey
Commission Expires 11/17/2011

EXHIBIT A

LEGAL DESCRIPTION

ALL that tract or parcel of land, situate, in the City of Binghamton, County of Broome and State of New York, bounded and described as follows:

BEGINNING at an iron pin at the intersection of the Easterly boundary of Chenango Street with the Southerly boundary of Eldredge Street;

RUNNING THENCE North 83 degrees 26 minutes 25 seconds East along the Southerly boundary line of said Eldredge Street, a distance of 600.00 feet to a iron pin at its intersection with the division line between the property of Richardson-Merrell Inc., (reputed owner) on the West and the property of the Delaware-Hudson Railroad Company (reputed owner) on the East;

THENCE continuing along said Southerly boundary line of Eldredge Street, North 83 degrees 28 minutes 8 seconds East a distance of 864.94 feet to a rebar found;

THENCE South 4 degrees 27 minutes 45 seconds East a distance of 28.21 feet to a point;

THENCE South 89 degrees 33 minutes 16 seconds East a distance of 44.63 feet to a point;

THENCE Easterly along a curve to the right having a radius of 503.52 feet a distance of 97.65 feet to a point; THENCE Easterly along a curve to the right having a radius of 1022.33 feet a distract of 85.05 feet to a point; THENCE South 73 degrees 40 minutes 35 seconds East a distance of 72.23 feet to a point;

THENCE Easterly along a curve to the left having a radius of 835.04 feet a distance of 69.90 feet to a point; THENCE Easterly along a curve to the left having radius of 373.58 feet a distance of 121.37 feet to a point; THENCE North 82 degrees 54 minutes 45 seconds East a distance of 16.91 feet to a rebar found;

THENCE North 83 degrees 14 minutes East a distance of 54.15 feet to the Easterly boundary of Liberty Street; THENCE South 7 degrees 15 minutes 23 seconds East a distance of 66.40 feet to a rebar found; THENCE Westerly along a curve to the right having a radius of 550.00 feet a distance of 56.94 feet to a point;

THENCE South 80 degrees 41 minutes 3 seconds West a distance of 267.26 feet to a rebar with survey cap (Pullis) set;

THENCE Easterly along a curve to the right having a radius of 990.00 feet a distance of 95.72 feet to a rebar with survey cap (Pullis) set;

THENCE South 86 degrees 13 minutes 25 seconds West a distance of 825.46 feet to a rebar with survey cap (Pullis) set;

THENCE Westerly along a curve to the left having a radius of 6010.00 feet a distance of 332.17 feet to a rebar with survey cap (Pullis) set;

THENCE North 6 degrees 32 minutes 59 seconds West a distance of 77.06 feet to a rebar with survey cap (Pullis) set;

THENCE South 83 degrees 27 minutes 1 second West a distance of 515.62 feet to a rebar found in the Southeasterly boundary line of Chenango Street;

THENCE along the said Southeasterly boundary line of Chenango Street, the following three courses and distances:

1.     North 37 degrees 35 minutes 25 seconds East a distance of 68.90 feet to a point;

2.     North 2 degrees 54 minutes 25 seconds East a distance of 35.15 feet to a point;

3.     North 37 degrees 35 minutes 25 seconds East a distance of 45.00 feet to the point or place of BEGINNING.